Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities of UBS AG	$100,000,000	$11,620.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT dated March 10, 2015 (To Prospectus dated November 14, 2014)

UBS AG Exchange Traded Access Securities (E-TRACS)

ISE Exclusively Homebuilders ETN due March 13, 2045

UBS AG $100,000,000 E-TRACS

The UBS AG Exchange Traded Access Securities (E-TRACS) ISE Exclusively Homebuilders ETN (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS”) that are linked to the performance of the total return version of the ISE Exclusively Homebuilders Index (the “Index”). The Index is focused on companies that engage in the development and construction of homes and communities.

For a more detailed description of the Index and its methodology, please see “ISE Exclusively Homebuilders Index” beginning on page S-25.

The performance of the Index is reduced by the Fee Amount of 0.40% per annum (as described below).

Investing in the Securities involves significant risks. You may lose some or all of your principal at maturity, early redemption or upon exercise by UBS of its call right if the Index level declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount, if applicable.

The Securities are linked to the performance of the Index and, as a result, will benefit from any positive, but will also be exposed to any negative, performance of the Index. Payment at maturity, upon early redemption or call is subject to the creditworthiness of UBS. In addition, the actual or perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, early redemption or call. The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Initial Trade Date:	March 10, 2015

Initial Settlement Date:	March 13, 2015

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date or the UBS Call Right, as described below.

Maturity Date:	March 13, 2045, subject to adjustments

No Interest Payments:	We will not pay you interest during the term of the Securities.

Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the total return version of the ISE Exclusively Homebuilders Index, which is focused on companies that engage in the development and construction of homes and communities. The Index attempts to capture at least two-thirds of the entire homebuilding industry’s market capitalization, and uses a “modified” market capitalization-weighted methodology which is designed to prevent a few large stocks from dominating the Index.

Early Redemption:	Subject to the minimum redemption amount of 50,000 Securities, your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders” and the potential postponements and adjustments as described under “Specific Terms of the Securities — Market Disruption Event”, you may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date. The first Redemption Date will be March 19, 2015 and the final Redemption Date will be March 6, 2045. Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon your exercise of redemption will be zero. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee Amount:	As of any Valuation Date, an amount per Security equals the product of (i) 0.125% and (ii) the Current Principal Amount as of such Valuation Date.

UBS Call Right:	On any Trading Day on or after March 14, 2016 through and including the Maturity Date (the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive on the Call Settlement Date a cash payment equal to the Current Principal Amount as of the applicable Valuation Date. If the amount so calculated is less than zero, the payment upon exercise of the Call Right will be zero. We refer to this cash payment as the “Call Settlement Amount.”

See “Risk Factors” beginning on page S-13 for additional risks related to an investment in the Securities.

Neither the Securities and Exchange Commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated March 10, 2015

Cash Settlement Amount at Maturity:	On the Maturity Date, you will receive a cash payment per Security equal to the Current Principal Amount as of the Final Valuation Date.

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, and (iii) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on March 8, 2045. If any of the applicable Valuation Dates, including the Final Valuation Date, are not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, not to exceed three Trading Days. “Specific Terms of the Securities — Market Disruption Event” on page S-42.

Daily Index Factor:	The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

Index Closing Level:	The closing level of the Index as reported on Bloomberg L.P.

Current Principal Amount:

On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) - Fee Amount

Fee Amount:	The Securities are subject to a “Fee Amount” per Security equal to 0.40% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.40% divided by 365 times (ii) the Current Principal Amount on the previous calendar day.

Index Calculation Agent:	Solactive AG (“Solactive”)

Security Calculation Agent:	UBS Securities LLC

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “HOMX”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Index Symbol:	RUFTR (Bloomberg and NYSE)

Intraday Indicative Value Symbol of the Securities	HOMXIV <INDEX> (Bloomberg); ^HOMX-IV (Yahoo! Finance)

CUSIP Number:	90274P310

ISIN Number:	US90274P3102

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may register additional Securities and sell them at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Please see “Supplemental Plan of Distribution” on page S-56 for more information.

We may use this prospectus supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

The UBS AG Exchange Traded Access Securities (E-TRACS) being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG E-TRACS exchange-traded notes. We are offering and may continue to offer from time to time E-TRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of E-TRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series A, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated November  14, 2014 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-7
Risk Factors	S-13
ISE Exclusively Homebuilders Index	S-25
Valuation of the Index and the Securities	S-36
Specific Terms of the Securities	S-38
Use of Proceeds and Hedging	S-47
Material U.S. Federal Income Tax Consequences	S-48
Benefit Plan Investor Considerations	S-54
Supplemental Plan of Distribution	S-56
Conflicts of Interest	S-56
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency.	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest .	75
Validity of the Securities	76
Experts	76

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

What are the Securities?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the level of the ISE Exclusively Homebuilders Index. The Index is a modified market capitalization weighted total return index of companies that engage in the development and construction of homes and communities. listed on the New York Stock Exchange (“NYSE”), NYSE MKT LLC (“NYSE MKT”), or Nasdaq Stock Market (“NASDAQ”) subject to minimum market capitalization requirements. The Index is independently calculated by Solactive. Real-time Index values are available from major market data providers (such as Bloomberg) under the ticker “RUFTR.” The Index was comprised of 21 homebuilders as of March 6, 2015. For a detailed description of the Index, see “ISE Exclusively Homebuilders Index” beginning on page S-25. We refer to the securities that the Index tracks as the “Index Constituent Securities”.

The Securities do not guarantee any return of principal at maturity. Instead, at maturity, you will receive a cash payment equal to the Current Principal Amount as of the Final Valuation Date. We refer to this cash payment as the “Cash Settlement Amount.” If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your investment at maturity. Because the combined effect of the Fee Amount and the Redemption Fee Amount reduce your final payment, the level of the Index, as measured by the Current Principal Amount on the Final Valuation Date, will need to increase from the Principal Amount on the Initial Trade Date by an amount at least equal to the percentage of the principal amount represented by the sum of the Fee Amount and the Redemption Fee Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Current Principal Amount on the Final Valuation Date compared to the Principal Amount on the Initial Trade Date, is insufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount or if the Current Principal Amount on the Final Valuation Date is less than the Principal Amount on the Initial Trade Date, you will lose some or all of your investment at maturity.

The “Principal Amount” of each Security is $25.00.

The Index Sponsor calculates and disseminates the level of the Index in real-time, using the market prices issued by the primary exchange for each Index Constituent Security.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity, call or upon early redemption.

The Securities do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. Instead, at maturity, you will receive a cash payment equal to the Current Principal Amount as of the Final Valuation Date. If the amount calculated above is less than zero, the payment at maturity will be zero. You may lose some or all of your principal at maturity if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount. See “Specific Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-38.

We will not pay you interest during the term of the Securities.

At maturity, call or upon early redemption, you will receive a cash payment per Security equal to the Current Principal Amount, which will be calculated on the Final Valuation Date or applicable Valuation Date, as the case may be, and based on the Index Closing Level. On any Redemption Date, you will receive the Current Principal Amount minus the Redemption Fee Amount.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) - Fee Amount

Daily Index Factor: The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

For purposes of calculating the Current Principal Amount at maturity, call or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be.

Fee Amount: The Securities are subject to a “Fee Amount” per Security equal to 0.40% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.40% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Early Redemption

Subject to a minimum redemption amount of at least 50,000 Securities, your compliance with the procedures described below and the potential postponements and adjustments as described under “Specific Terms of the Securities — Market Disruption Event,” you may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date. The first Redemption Date will be March 19, 2015 and the final Redemption Date will be March 6, 2045. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, as defined below. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than zero, the payment upon early redemption will be zero.

You may lose some or all of your investment upon early redemption if the level of the Index declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount.

See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-39 and “— Redemption Procedures” beginning on page S-40.

For any early redemption, the applicable “Valuation Date” means the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures. The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not a Business Day, the next following Index Business Day that is also a Business Day.

For a detailed description of the redemption procedures applicable to an early redemption, see “Specific Terms of the Securities — Redemption Procedures” beginning on page S-40.

UBS’s Call Right

On any Trading Day on or after March 14, 2016 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’s exercise of its Call Right if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-41.

Selected Risk Considerations

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-13.

➢

You may lose some or all of your principal — The Securities are exposed to any decline in the level of the Index. Because the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, reduces your final payment, any increase in the Index level over the term of the Securities will need to be sufficient to offset the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the Securities equal to your initial investment in the Securities. If the level of the Index is insufficient to offset the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable, over the relevant period, you will lose some or all of your investment at maturity, call or upon early redemption.

➢

Market risk — The return on the Securities, which may be positive or negative, is directly linked to the level of the Index. The performance of the Index is based on the prices of the Index Constituent Securities. The level of the Index is affected by a variety of factors and may change unpredictably, affecting the value of your Securities in unforeseeable ways.

➢

Risks associated with the homebuilding industry — The Index Constituent Securities will be concentrated in the homebuilding industry, which means that the Index will be more affected by the performance of the homebuilding industry than an index that is more diversified. The homebuilding industry can be significantly affected by changes in government spending, regulation, taxation, zoning laws, consumer confidence, demographic patterns, overbuilding, the level of new and existing home sales and the general condition of the economy and real estate market, among other factors. The homebuilding industry is also sensitive to interest rate fluctuations which can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential homebuyers.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

➢

A trading market for the Securities may not develop — Although the Securities have been approved for listing on NYSE Arca, subject to official notice of issuance, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities shown on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

➢

Minimum redemption amount — You must elect to redeem at least 50,000 Securities for UBS to repurchase your Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited.

➢

Your redemption election is irrevocable — You will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may elect to redeem all outstanding Securities on any Trading Day on or after March 14, 2016 as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-41. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities.

The Securities may be a suitable investment for you if:

➢	You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the Index in particular.

➢	You believe the level of the Index will increase by an amount sufficient to offset the cumulative effect of the Fee Amount and any Redemption Fee Amount.

➢	You are willing to accept the risk that you may lose some or all of your investment.

➢	You are willing to hold securities that are subject to the UBS Call Right on any Trading Day on or after March 14, 2016.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

The Securities may not be a suitable investment for you if:

➢

You believe that the level of the Index will decline during the term of the Securities or any increase in the level of the Index over the term of the Securities will not be sufficient to offset the negative effect of the Fee Amount and any Redemption Fee Amount.

➢	You are not willing to accept the risk that you may lose some or all of your investment.

➢	You are not willing to hold securities that are subject to the UBS Call Right on any Trading Day on or after March 14, 2016.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

Who calculates and publishes the Index?

The level of the Index is calculated and disseminated by Solactive in real-time on each Index Business Day. Index information, including the Index level, is available from NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “RUFTR”. The historical performance of the Index is not indicative of the future performance of the Index or the Securities, or the level of the Index or the Current Principal Amount of the Securities on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-48.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-49.

The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-48 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below. See “Risk Factors” on page S-13 for further information. The hypothetical examples below do not take into account the effects of any applicable taxes.

In Example 1, the level of the Index increases at a constant rate of .025% per day for 30 days. In Example 2, the level of the Index increases at a constant rate of .025% per day for the first 15 days, and then decreases at a constant rate of .025% per day for the next 15 days. In Example 3, the level of the Index decreases at a constant rate of .025% per day for the first 15 days, and then increases at a constant rate of ..025% per day for the next 15 days. In Example 4, the level of the Index decreases at a constant rate of .025% per day for 30 days. For ease of analysis and presentation, the following examples also assume that the term of the Securities is 30 days. These examples highlight the impact of the Fee Amount on the payment at maturity or call, or upon early redemption, under different circumstances. The figures in these examples have been rounded for convenience.

The following assumptions are used in each of the six examples:

➢	the initial index level for the Index is 1000.00;

➢	the Current Principal Amount on the first day is $25.00; and

➢	the Fee Amount is calculated on an actual/365 basis.

Hypothetical Examples

Example 1

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	1000.00			25
1	1002.50	1.0025	0.000274658	25.0622	25.0309
2	1005.01	1.0025	0.000275341	25.1246	25.0932
3	1007.52	1.0025	0.000276026	25.1871	25.1557
4	1010.04	1.0025	0.000276714	25.2498	25.2183
5	1012.56	1.0025	0.000277402	25.3127	25.2810
6	1015.09	1.0025	0.000278093	25.3757	25.3440
7	1017.63	1.0025	0.000278785	25.4388	25.4070
8	1020.18	1.0025	0.000279479	25.5022	25.4703
9	1022.73	1.0025	0.000280174	25.5656	25.5337
10	1025.28	1.0025	0.000280872	25.6293	25.5972
11	1027.85	1.0025	0.000281571	25.6931	25.6609
12	1030.42	1.0025	0.000282272	25.7570	25.7248
13	1032.99	1.0025	0.000282974	25.8211	25.7888
14	1035.57	1.0025	0.000283679	25.8854	25.8530
15	1038.16	1.0025	0.000284385	25.9498	25.9174
16	1040.76	1.0025	0.000285093	26.0144	25.9819
17	1043.36	1.0025	0.000285802	26.0792	26.0466
18	1045.97	1.0025	0.000286513	26.1441	26.1114
19	1048.58	1.0025	0.000287227	26.2091	26.1764
20	1051.21	1.0025	0.000287942	26.2744	26.2415
21	1053.83	1.0025	0.000288658	26.3398	26.3069
22	1056.47	1.0025	0.000289377	26.4053	26.3723
23	1059.11	1.0025	0.000290097	26.4711	26.4380
24	1061.76	1.0025	0.000290819	26.5369	26.5038
25	1064.41	1.0025	0.000291543	26.6030	26.5697
26	1067.07	1.0025	0.000292269	26.6692	26.6359
27	1069.74	1.0025	0.000292996	26.7356	26.7022
28	1072.41	1.0025	0.000293725	26.8021	26.7686
29	1075.10	1.0025	0.000294456	26.8688	26.8353
30	1077.78	1.0025	0.000295189	26.9357	26.9021

Cumulative Index Return	7.78%
Return on Securities (assuming redemption)	7.61%

Hypothetical Examples

Example 2

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	1000.00			25
1	1002.50	1.0025	0.000274658	25.0622	25.0309
2	1005.01	1.0025	0.000275341	25.1246	25.0932
3	1007.52	1.0025	0.000276026	25.1871	25.1557
4	1010.04	1.0025	0.000276714	25.2498	25.2183
5	1012.56	1.0025	0.000277402	25.3127	25.2810
6	1015.09	1.0025	0.000278093	25.3757	25.3440
7	1017.63	1.0025	0.000278785	25.4388	25.4070
8	1020.18	1.0025	0.000279479	25.5022	25.4703
9	1022.73	1.0025	0.000280174	25.5656	25.5337
10	1025.28	1.0025	0.000280872	25.6293	25.5972
11	1027.85	1.0025	0.000281571	25.6931	25.6609
12	1030.42	1.0025	0.000282272	25.7570	25.7248
13	1032.99	1.0025	0.000282974	25.8211	25.7888
14	1035.57	1.0025	0.000283679	25.8854	25.8530
15	1038.16	1.0025	0.000284385	25.9498	25.9174
16	1035.57	0.9975	0.000283671	25.8847	25.8523
17	1032.98	0.9975	0.000282958	25.8197	25.7874
18	1030.40	0.9975	0.000282248	25.7548	25.7226
19	1027.82	0.9975	0.000281539	25.6902	25.6581
20	1025.25	0.9975	0.000280832	25.6257	25.5936
21	1022.69	0.9975	0.000280127	25.5613	25.5294
22	1020.13	0.9975	0.000279424	25.4971	25.4653
23	1017.58	0.9975	0.000278722	25.4331	25.4013
24	1015.04	0.9975	0.000278022	25.3693	25.3375
25	1012.50	0.9975	0.000277324	25.3056	25.2739
26	1009.97	0.9975	0.000276628	25.2420	25.2105
27	1007.44	0.9975	0.000275933	25.1786	25.1472
28	1004.92	0.9975	0.00027524	25.1154	25.0840
29	1002.41	0.9975	0.000274549	25.0523	25.0210
30	999.91	0.9975	0.00027386	24.9894	24.9582

Cumulative Index Return	-0.01%
Return on Securities (assuming redemption)	-0.17%

Hypothetical Examples

Example 3

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	1000.00			25
1	997.50	0.9975	0.0002733	24.9372	24.9061
2	995.01	0.9975	0.0002726	24.8746	24.8435
3	992.52	0.9975	0.0002719	24.8122	24.7811
4	990.04	0.9975	0.0002712	24.7499	24.7189
5	987.56	0.9975	0.0002706	24.6877	24.6568
6	985.09	0.9975	0.0002699	24.6257	24.5949
7	982.63	0.9975	0.0002692	24.5639	24.5332
8	980.17	0.9975	0.0002685	24.5022	24.4716
9	977.72	0.9975	0.0002678	24.4407	24.4101
10	975.28	0.9975	0.0002672	24.3793	24.3488
11	972.84	0.9975	0.0002665	24.3181	24.2877
12	970.41	0.9975	0.0002658	24.2570	24.2267
13	967.98	0.9975	0.0002652	24.1961	24.1659
14	965.56	0.9975	0.0002645	24.1354	24.1052
15	963.15	0.9975	0.0002638	24.0748	24.0447
16	965.56	1.0025	0.0002645	24.1347	24.1045
17	967.97	1.0025	0.0002652	24.1948	24.1645
18	970.39	1.0025	0.0002658	24.2550	24.2247
19	972.82	1.0025	0.0002665	24.3154	24.2850
20	975.25	1.0025	0.0002671	24.3759	24.3454
21	977.69	1.0025	0.0002678	24.4366	24.4060
22	980.13	1.0025	0.0002685	24.4974	24.4668
23	982.58	1.0025	0.0002691	24.5583	24.5277
24	985.04	1.0025	0.0002698	24.6195	24.5887
25	987.50	1.0025	0.0002705	24.6808	24.6499
26	989.97	1.0025	0.0002712	24.7422	24.7113
27	992.44	1.0025	0.0002718	24.8038	24.7728
28	994.93	1.0025	0.0002725	24.8655	24.8344
29	997.41	1.0025	0.0002732	24.9274	24.8962
30	999.91	1.0025	0.0002739	24.9894	24.9582

Cumulative Index Return	-0.01%
Return on Securities (assuming redemption)	-0.17%

Hypothetical Examples

Example 4

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	1000.00			25
1	997.50	0.9975	0.0002733	24.9372	24.9061
2	995.01	0.9975	0.0002726	24.8746	24.8435
3	992.52	0.9975	0.0002719	24.8122	24.7811
4	990.04	0.9975	0.0002712	24.7499	24.7189
5	987.56	0.9975	0.0002706	24.6877	24.6568
6	985.09	0.9975	0.0002699	24.6257	24.5949
7	982.63	0.9975	0.0002692	24.5639	24.5332
8	980.17	0.9975	0.0002685	24.5022	24.4716
9	977.72	0.9975	0.0002678	24.4407	24.4101
10	975.28	0.9975	0.0002672	24.3793	24.3488
11	972.84	0.9975	0.0002665	24.3181	24.2877
12	970.41	0.9975	0.0002658	24.2570	24.2267
13	967.98	0.9975	0.0002652	24.1961	24.1659
14	965.56	0.9975	0.0002645	24.1354	24.1052
15	963.15	0.9975	0.0002638	24.0748	24.0447
16	960.74	0.9975	0.0002632	24.0143	23.9843
17	958.34	0.9975	0.0002625	23.9540	23.9241
18	955.94	0.9975	0.0002619	23.8939	23.8640
19	953.55	0.9975	0.0002612	23.8339	23.8041
20	951.17	0.9975	0.0002605	23.7740	23.7443
21	948.79	0.9975	0.0002599	23.7143	23.6847
22	946.42	0.9975	0.0002592	23.6548	23.6252
23	944.05	0.9975	0.0002586	23.5954	23.5659
24	941.69	0.9975	0.0002579	23.5362	23.5067
25	939.34	0.9975	0.0002573	23.4771	23.4477
26	936.99	0.9975	0.0002566	23.4181	23.3888
27	934.65	0.9975	0.000256	23.3593	23.3301
28	932.31	0.9975	0.0002554	23.3007	23.2715
29	929.98	0.9975	0.0002547	23.2421	23.2131
30	927.66	0.9975	0.0002541	23.1838	23.1548

Cumulative Index Return	-7.23%
Return on Securities (assuming redemption)	-7.38%

Hypothetical Examples

We cannot predict the actual Index Closing Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the Index and the market value of your Securities at any time prior to the Maturity Date, including on any Valuation Date or the Final Valuation Date. The actual amount that a holder of the Securities will receive at maturity, call or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Index Closing Level, the Fee Amount and any Redemption Fee Amount. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Index Business Day or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index or in the equity securities contained within the Index. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities are fully exposed to any decline in the level of the Index and you may lose some or all of your principal.

The Securities differ from ordinary debt securities in that we will not pay you interest on the Securities or a guaranteed fixed amount at maturity, call or upon early redemption. We will pay you at maturity, call or upon early redemption the Current Principal Amount per Security, based on the performance of the Index and the effect of the Fee Amount less, in the case of an early redemption, the Redemption Fee Amount. The Securities are fully exposed to any decline in the level of the Index (as measured by the Daily Index Factor). You will lose some or all of your principal if the Index Closing Level on any Valuation Date or the Final Valuation Date is not sufficiently above the Index Closing Level on the date you purchased the Securities such that the cumulative effect of the Fee Amount and any Redemption Fee Amount are not offset. Depending on the Index Closing Level on the applicable Valuation Date or the Final Valuation Date, you could lose a substantial portion and possibly all of your initial investment. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level on any Valuation Date or the Final Valuation Date is therefore unpredictable.

Risks of investing in equity securities.

The Securities are linked to the performance of the ISE Exclusively Homebuilders Index, which is comprised of equity securities. Common stock holds the lowest priority in the capital structure of a company, and therefore takes the largest share of the company’s risk and its accompanying volatility. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock. In addition, the level of the Index can rise or fall sharply due to general market factors, such as market volatility, interest rate levels and economic and political conditions. Decreases in the prices of the Index Constituent Securities will result in a decrease in the Index level and, therefore, may have an adverse effect on the market value of the Securities.

Risks related to the concentration of the Index Constituent Securities in the homebuilding industry.

The Index Constituent Securities will be concentrated in the homebuilding industry, which means that the Index will be more affected by the performance of the homebuilding industry than an index that is more diversified. The homebuilding industry can be significantly affected by changes in government spending, regulation, taxation, zoning laws, consumer confidence, demographic patterns, overbuilding, the level of new and existing home sales and the general condition of the economy and real estate market, among other factors. The homebuilding industry is also sensitive to interest rate fluctuations which can cause changes in the availability of mortgage capital and directly affect the purchasing power of potential homebuyers. Moreover, homebuilders’ products may face obsolescence due to rapid technological developments and frequent new product introduction.

Risk Factors

A downturn in the recovery or decline in economic conditions could adversely affect the homebuilding industry.

The homebuilding industry is cyclical and is significantly affected by changes in general and local economic and real estate conditions, such as employment levels; availability of financing for homebuyers; interest rates; consumer confidence; levels and prices of new homes for sale and alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties; demographic trends and housing demand. Adverse changes in these general and local economic conditions or deterioration in the broader economy could have a negative impact on homebuilders’ business and financial results. The economic downturn that began in 2007 was one of the most severe in U.S. history, and severely affected both the numbers of homes sold and the prices such homes could be sold for. We cannot predict whether the recovery in the housing market will continue. If the recovery were to slow or stop, or economic conditions were to worsen, the demand for new homes would likely decline, negatively impacting the homebuilding industry and the value of the Index.

A decline in land values could result in write-downs on the carrying values of land owned by homebuilders.

Inventory risks are substantial for the homebuilding industry. There are risks inherent in controlling, owning and developing land, and if housing demand declines, homebuilders may not be able to fully recover the cost of, or build profitably on, land or lots such homebuilders own. Moreover, there can be significant fluctuations in the value of homebuilders’ owned undeveloped land, building lots and housing inventories related to changes in market conditions. As a result, homebuilders’ deposits for building lots controlled under option or similar contracts may be put at risk, and such homebuilders may have to sell homes or land for a lower than anticipated profit margin or record inventory impairment charges with regard to such homebuilders’ developed and undeveloped land and lots. If market conditions were to deteriorate significantly in the future, homebuilders could be required to make significant write downs with regard to land inventory, which would decrease the asset values reflected on such homebuilders’ balance sheets and adversely affect such homebuilders’ earnings and stockholders’ equity.

Inflation may adversely affect homebuilders by increasing costs that such homebuilders may not be able to recover.

Inflation can adversely affect homebuilders by increasing costs of land, materials and labor. In addition, significant inflation is often accompanied by higher interest rates, which have a negative impact on demand for homes. In a highly inflationary environment, depending on industry and other economic conditions, homebuilders may be precluded from raising home prices enough to keep up with the rate of inflation, which would reduce such homebuilders’ profit margins. Although the rate of inflation has been low for the last several years, the homebuilding industry has been experiencing increases in the prices of labor and materials and there could be a significant increase in inflation in the future. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on homebuilders’ business or financial results.

A significant period of deflation could cause a decrease in overall spending and borrowing levels.

A significant period of deflation could lead to a further deterioration in economic conditions, including an increase in the rate of unemployment. Deflation could also cause the value of homebuilders’ inventories to decline or reduce the value of existing homes below the related mortgage loan balance, which could potentially increase the supply of existing homes and have a negative impact on homebuilders’ results of operations.

Risk Factors

The homebuilding industry is highly competitive.

Homebuilders compete not only for homebuyers, but also for desirable land, financing, raw materials, skilled management and labor resources. Homebuilders compete with numerous national, regional and local competitors, as well as with sellers of existing homes, including foreclosed homes, and with rental housing. These competitive conditions can reduce the number of homes that homebuilders are able to deliver, negatively impacting their selling prices, reducing their profit margins, and causing impairments in the value of their inventory or other assets. Competition can also affect homebuilders’ ability to acquire suitable land, raw materials and skilled labor at acceptable costs or terms.

Supply shortages and risks related to the demand for skilled labor and building materials could increase homebuilders’ costs and delay their deliveries.

Increased costs or shortages of skilled labor and/or lumber, framing, concrete, steel and other building materials could cause increases in construction costs and construction delays. Homebuilders generally are unable to pass on increases in construction costs to customers who have already entered into purchase contracts, as those contracts generally fix the price of the homes at the time the contracts are signed, which may be well in advance of the construction of the homes. Sustained increases in construction costs may, over time, erode homebuilders’ margins, particularly if pricing competition restricts homebuilders’ ability to pass additional costs of materials and labor on to homebuyers.

Adverse weather conditions and natural disasters can harm the homebuilding industry.

Adverse weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires, volcanic activity, droughts and floods, can delay development work, home construction and home closings, adversely affect the cost or availability of materials or labor and damage homes under construction. The climates and geology of California, Florida, Texas and other coastal areas, in particular, present increased risks of adverse weather or natural disasters to homebuilders operating in those regions.

Governmental regulations, including those regarding land use, environmental matters and labor matters, could increase the cost and limit the availability of homebuilding development and homebuilding projects and adversely affect homebuilders’ business or financial results.

Homebuilders are subject to extensive and complex laws and regulations that affect the land development, homebuilding and apartment development process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal and use of open spaces. These regulations often provide broad discretion to the administering governmental authorities as to the conditions homebuilders must meet prior to development or construction being approved, if they are approved at all. Homebuilders are also subject to determinations by governmental authorities as to the adequacy of water or sewage facilities, roads and other local services with regard to particular residential communities. New housing developments may also be subject to various assessments for schools, parks, streets and other public improvements. In addition, in many markets government authorities have implemented no growth or growth control initiatives. Any of these can limit, delay, or increase the costs of land development or home construction.

Budget reductions by state and local governmental agencies may increase the time it takes to obtain required approvals and therefore may aggravate the delays homebuilders could encounter. Government agencies also routinely initiate audits, reviews or investigations of homebuilders’ business practices to ensure compliance with applicable laws and regulations, which can cause such homebuilders to incur costs or create other disruptions in such homebuilders’ businesses that can be significant.

Risk Factors

Homebuilders are also subject to a variety of local, state and federal laws and regulations concerning the protection of the environment. Environmental laws and regulations may result in delays, may cause homebuilders to incur substantial compliance, remediation, mitigation and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas. In addition, some environmental laws impose strict liability, which means that homebuilders may be held liable for unlawful environmental conditions on property a homebuilder owns which such homebuilder did not create. In certain markets, homebuilders are required by law to pay environmental impact fees, use energy-saving construction materials and give commitments to municipalities to provide infrastructure such as roads and sewage systems. Homebuilders generally are also required to obtain permits, entitlements and approvals from local authorities to commence and carry out residential development or home construction. These permits, entitlements and approvals may, from time-to-time, be opposed or challenged by local governments, environmental advocacy groups, neighboring property owners or other possibly interested parties, adding delays, costs and risks of non-approval to the process.

Homebuilders are also subject to laws and regulations related to workers’ health and safety, and there are efforts to subject homebuilders to other labor related laws or rules, some of which may make homebuilders responsible for things done by such homebuilders’ subcontractors over which such homebuilders have little or no control. In addition, homebuilders are subject to various state and federal statutes, rules and regulations, including those that relate to lending operations and other areas of mortgage origination and loan servicing. The impact of those statutes, rules and regulations can increase homebuyers’ costs of financing, and homebuilders’ cost of doing business, as well as restricting homebuyers’ access to some types of loans. The subcontractors homebuilders rely on to perform the actual construction of homes are also subject to a significant number of local, state and federal laws and regulations, including laws involving matters that are not within such homebuilders’ control. If the subcontractors who construct homebuilders’ homes fail to comply with all applicable laws, homebuilders can suffer reputational damage, and may be exposed to possible liability.

Any change in the dividends paid by or the dividend policies of the issuers of the Index Constituent Securities may have an adverse impact on the performance of the Index, and therefore the market value of the Securities.

The Index is a total return index, which means that the level of the Index reflects both the price performance of the Index Constituent Securities and the reinvestment of dividends paid on the Index Constituent Securities, including ordinary and special dividends. As a result, any change in the amount of dividends paid on the Index Constituent Securities may have an adverse impact on the level of the Index, and therefore on the market value of the Securities. The issuers of the Index Constituent Securities may decide at any time to alter their dividend policies, including by ceasing to pay dividends entirely, and have no obligation to consider the interests of holders of the Securities when making such decisions.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Risk Factors

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities, either positively or negatively. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Index Business Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Index Business Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” on page S-39 for more information.

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Index Business Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Valuation Date is the third Index Business Day prior to the related Redemption Date and also the first Index Business Day following the date on which such notice and confirmation are received by us. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Index Business Day following the corresponding Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your Securities, and prior to the relevant Redemption Date.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus

Risk Factors

supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date. Furthermore, on any Trading Day on or after March 14, 2016 through and including the Maturity Date, we may elect to redeem all, but not less than all, issued and outstanding Securities.

You will not receive interest payments on the Securities or have rights in respect of any of the equity securities included in the Index.

You will not receive any periodic interest payments on the Securities. However, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Material U.S. Federal Income Tax Consequences — Alternative Treatments.”

As an owner of the Securities, you will not have rights that investors in the Index Constituent Securities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the Index or of any dividends or distributions relating to such securities.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this product supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the applicable Valuation Date or the Final Valuation Date. You may also sustain a significant loss if you sell your Securities in the secondary market. We expect that generally the value of the Index Constituent Securities will affect the market value of the Securities more than any other factor, although several other factors, many of which are beyond our control, will also influence the market value of the Securities. Factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

Risk Factors

➢	prevailing market prices of the U.S. stock markets and the Index Constituent Securities;

➢	the dividend or distribution rate paid by the issuers of the Index Constituent Securities;

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any market maker;

➢	the time remaining to the maturity of the Securities;

➢	interest rates;

➢

economic, financial, political, regulatory, geographical, biological, judicial or force majeure events that affect the level of the Index, the market price of the U.S. stock markets or the Index Constituent Securities, or that affect markets generally;

➢	the actual and perceived creditworthiness of UBS;

➢	supply and demand in the listed and over-the-counter equity derivative markets; or

➢	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor in an unpredictable manner, which could negatively affect the market value of the Securities.

The Securities may trade at a substantial premium to or discount from the intraday indicative value.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value. Conversely, unpredictable factors could cause the Securities to trade at a discount from the intraday indicative value, which may result in a loss of your investment if you sell your Securities in the secondary market.

The Index has limited historical information.

The Index was created on June 7, 2005, and therefore has a limited history. International Securities Exchange (“ISE”), the Index Sponsor, has published limited information about how the Index would have performed had it been calculated in the past. Because the Index is of recent origin and limited or no historical performance data exists with respect to it, your investment in the Securities may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Estimated historical and historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The estimated historical information in this prospectus supplement is presented for information only and the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement, or the past estimated historical

Risk Factors

performance of the Index. The performance of the Index will determine the Index Closing Level on any given Valuation Date or the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Historical levels of comparable indices should not be taken as an indication of the future performance of any index during the term of the Securities.

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call or upon early redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

The policies of the Index Sponsor and changes that affect the composition and valuation of the Index could affect the amount payable on your Securities and their market value.

The policies of the Index Sponsor concerning the calculation of the level of the Index and any additions, deletions or substitutions of equity securities and the manner in which changes affecting the equity securities are reflected in the Index could affect the value of the Index and, therefore, the amount payable on your Securities at maturity, call or upon redemption and the market value of your Securities prior to maturity.

The Index Sponsor can add, delete or substitute the equity securities underlying the Index or make other methodological changes that could change the level of the Index. The changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, the Index Sponsor or Solactive may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your Securities. The Index Sponsor and Solactive have no obligation to consider your interests in calculating or revising the Index. See “ISE Exclusively Homebuilders Index.”

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the Security Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the Security Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Securities — Market Disruption Event.”

The NYSE may, in its sole discretion, discontinue the public disclosure of the intraday indicative values of the Index and the end-of-day official closing value of the Index.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca. Solactive AG, the Index Calculation Agent, is not under any obligation to continue to calculate the intraday indicative value of the Index and the end-of-day official closing value of the Index or required to calculate similar values for any successor index, nor is the NYSE under any obligation to disseminate such values. If the NYSE discontinues such public disclosure, we may not be able to provide the intraday indicative value related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

Risk Factors

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, if an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

Trading and other transactions by UBS or its affiliates in the Index Constituent Securities, futures, options, exchange-traded funds or other derivative products on such securities or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” in this prospectus supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing or selling equity securities underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index Constituent Securities and/or the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of such Index Constituent Securities and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite Index Constituent Securities or other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Securities or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Risk Factors

The business activities of UBS or its affiliates may create conflicts of interest.

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related the Index and the Index Constituent Securities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities could adversely affect the level of the Index and, therefore, the indicative value of the Securities. Furthermore, any of these activities, if occurring during the applicable Measurement Period or on any Redemption Valuation Date, could adversely affect the payment at maturity, call or redemption of any series of the Securities.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “ISE Exclusively Homebuilders Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. In addition, if our license agreement with the Index Sponsor were to terminate, we would no longer have the right to use the Index or the related trademarks. If the Index Sponsor discontinues or suspends the calculation of the Index, or if our license agreement with the Index Sponsor terminates, it may become difficult to determine the market value of the Securities and the payment at maturity, call or redemption. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or redemption will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Security Calculation Agent” on page S-41 and “Specific Terms of the Securities — Market Disruption Event” on page S-42. The Index Sponsor is not involved in the offer of the Securities in any way, and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates assume any responsibility for the adequacy or accuracy of the information about the Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Risk Factors

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity, call or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Security Calculation Agent” on page S-41. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index Constituent Securities or the Index has occurred or is continuing on a day when the Security Calculation Agent will determine the Index Closing Level. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest with you if it needs to make any such decision.

The Security Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Closing Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or on the Final Valuation Date. If such a postponement occurs, then the Security Calculation Agent will instead use the Index Closing Level on the first Index Business Day after that day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or Final Valuation Date for the Securities be postponed by more than three Index Business Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than three Index Business Days. If the applicable Valuation Date or Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the applicable Valuation Date or Final Valuation Date. If a market disruption event is occurring on the applicable Valuation Date or Final Valuation Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event.”

Because your payment at maturity, call or upon early redemption is a function of, among other things, the Daily Index Factor on the relevant Valuation Date or the Final Valuation Date, the postponement of the applicable Valuation Date or Final Valuation Date may result in the application of a different Index Closing Level and, therefore, a different Daily Index Factor, which could decrease the Current Principal Amount as compared to the Current Principal Amount that you would have received based on the Index Closing Level on the originally scheduled Valuation Date or Final Valuation Date.

Index calculation disruption events may require an adjustment to the calculation of the Index.

At any time during the term of the Securities, in the event that trading in an Index Constituent Security is suspended prior to the relevant market opening, such Index Constituent Security’s adjusted closing price from the previous day will be used in the Index calculation until trading commences. If trading in an Index Constituent Security is suspended while the relevant market is open, the last traded price for such Index Constituent Security will be used for all subsequent Index calculations until trading resumes. Any

Risk Factors

such Index calculation disruption event may have an adverse impact on the level of the Index or the manner in which it is calculated and, therefore, may have an adverse effect on the market value of the Securities. See “Specific Terms of the Securities — Market Disruption Event.”

UBS may redeem the Securities prior to the Maturity Date.

On any Trading Day on or after March 14, 2016, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to its Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-5, “Material U.S. Federal Income Tax Consequences” on page S-48, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-48 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

ISE Exclusively Homebuilders Index

We have derived the following description of the Index from the ISE Exclusively Homebuilders Index Index Methodology Guide, which governs the management and calculation of the Index and is published by the Index Sponsor. We have also derived certain Information about the Index from public sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The Index is calculated by Solactive and maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index.

The Index focuses solely on companies that engage in the development and construction of homes and communities. The Index is designed to provide direct exposure to homebuilders and attempts to capture at least two-thirds of the homebuilders industry’s market capitalization. Due to the non-uniform weight distribution across entire industries, a “modified” market capitalization-weighted methodology is used to adjust the weighting of the Index Constituent Securities. This modification prevents a few large Index Constituent Securities from dominating the Index and distorting an Index return that is representative of an industry sector.

The Index is calculated in real-time and disseminated via Boerse Stuttgart AG and market data vendors every day the U.S. equity markets are open. Index values are available at www.ise.com.

Companies may not apply, and may not be nominated, for inclusion in the Index. Companies are added or removed by ISE based on the methodology described below. Whenever possible, ISE will publicly announce changes to the Index at www.ise.com at least five Trading Days in advance of the actual change.

Index Construction

Base date and value

The base date of the Index is December 31, 2000, and the base value on such date was 9.07. The Index was comprised of 21 Index Constituent Securities as of March 6, 2015 and the Index is weighted using a multi criteria-based weighting method, as described below.

Component eligibility and other requirements

All of the following requirements must be met in order for an entity to be eligible for inclusion in the Index:

1.	The entity’s common stock must be listed on the NYSE, NYSE MKT or NASDAQ. Initial public offerings must be listed for at least 6 months.

2.	At least 25% of the entity’s stock must be publicly floated.

3.	The entity must be an operating company and not a closed-end fund, exchange-traded fund, holding company, investment vehicle, or royalty trust.

An entity must also satisfy the following market capitalization, liquidity, and weighting concentration requirements in order to be eligible for inclusion in the Index:

1.	Each Index Constituent Security must have a market capitalization of at least $75 million, except that for each of the lowest weighted Index Constituent Securities that in the aggregate account for no more than 10% of the weight of the Index, the market capitalization for such Index Constituent Securities must be at least $50 million.

ISE Exclusively Homebuilders Index

2.	Trading volume of each Index Constituent Security must have been at least one million shares for each of the prior six months, except that for each of the lowest weighted Index Constituent Securities that in the aggregate account for no more than 10% of the weight of the Index, trading volume must have been at least 500,000 shares for each of the prior six months.

3.	No single Index Constituent Security may represent more than 30% of the weight of the Index, and the five highest weighted Index Constituent Securities may not in the aggregate account for more than 60% of the weight of the Index. This requirement no. 3 must be met continuously throughout the year.

4.	The lesser of (i) the five highest weighted Index Constituent Securities and (ii) the highest weighted Index Constituent Securities that in the aggregate represent at least 30% of the total number of component securities in the Index must each have had an average monthly trading volume of at least 2,000,000 shares over the prior six months.

Industry classification

Index Constituent Securities are generally selected from companies listed under Global Industry Classification Standard (“GICS”) industry code 25201030. However, this code is intended to be used only as a guideline to define the homebuilders industry, and ISE may substitute constituents in this GICS code for others that it deems to be more relevant to the homebuilders industry.

Weighting and float-adjustment

The Index is weighted by float-adjusted market capitalization, using Solactive’s methodology. The float-adjusted number of shares for each Index Constituent Security is determined by assigning each Index Constituent Security an availability factor, which represents the percentage of shares deemed available (i.e., tradable) on the open market, and is developed by excluding certain types of holdings. Shares may be excluded from the total number deemed available for three reasons: (i) corporate crossholdings, (ii) private control block holdings, or (iii) government holdings. Any entity acting alone or in concert that possesses a holding greater than or equal to 10% of an Index Constituent Security’s total capitalization is considered to hold a private control block of such Index Constituent Security.

Dividend treatment

The Index, as a total return index, accounts for dividend payments by reinvesting them on a daily basis. Solactive uses the ex-dividend date to determine the total daily dividends for each day.

Calculation of the Index

The Index is calculated using a Laspeyres approach utilizing the following basic equations:

Index Level	=	Combined Adjusted Market Value of All Components
Divisor

Which can be represented by the following equation:

ISE Exclusively Homebuilders Index

where:

I(t)	=	Index value at time (t)
D(t)	=	Divisor at time (t)
n	=	Number of Index Constituent Securities at time (t)
Pi(t)	=	Price of Index Constituent Security (i) at time (t)
Si(t)	=	Number of Index shares of Index Constituent Security (i) at time (t)
Fi(t)	=	Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency

The initial Index divisor is determined using the following equation:

where:

I(o)	=	Base Index value at base date
Do	=	Initial divisor at base date
n	=	Number of Index Constituent Securities in the Index
Pi(o)	=	Closing price of Index Constituent Security (i) at base date
Si(o)	=	Number of shares of Index Constituent Security (i) at base date
Fi(t)	=	Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency

Changes to the Index composition and accounting for the reinvestment of regular dividends require divisor adjustments in order to retain Index continuity before and after specific events (as described under “— Index Maintenance”). Divisor changes are made according to the following formula:

where:

D(t+1)	=	Divisor after changes are made to the Index
Pi(t-1)	=	Price of Index Constituent Security (i) after Index changes
Si(t+1)	=	Number of shares of Index Constituent Security (i) after Index changes
Fi(t+1)	=	Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency after Index changes
D(t)	=	Divisor before changes are made to the Index
Pi(t)	=	Price of Index Constituent Security (i) prior to Index changes
Si(t)	=	Number of shares of Index Constituent Security (i) prior to Index changes
Fi(t)	=	Foreign exchange rate to convert the price of Index Constituent Security (i) at time (t) into the Index currency prior to Index changes

ISE Exclusively Homebuilders Index

Initial component selection

The following steps are taken to select the initial components for the Index:

1.	All common stocks under GICS code 25201030 are ranked in descending order by unadjusted market capitalization.

2.	Entities that do not meet the component eligibility requirements discussed above under “— Index Construction” are removed.

3.	If an entity has multiple share classes, the most liquid class of common securities for that entity is included and the remaining classes are removed.

4.	The assigned weights of the component stocks are adjusted such that the weights conform to the following schedule:

i.	Stocks ranked 1-2 are each assigned weights of 10.0%.

ii.	Stocks ranked 3-4 are each assigned weights of 8.0%.

iii.	Stocks ranked 5-17 are each assigned weights of 4.5%.

iv.	The remaining 5.5% weighting is evenly distributed among the remaining stocks.

5.	If the total Index portfolio has fewer than 19 components, then the following modified approach is applied:

i.	Weights are assigned according to the schedule above for the first 17 ranked stocks (even if there are fewer than 17 total stocks).

ii.	If there are a total of 18 stocks available, a 2.75% weighting is assigned to the 18th-ranked stock.

iii.	The individual weights of the Index Constituent Securities are added together.

iv.	The weighting of each Index Constituent Security is proportionately scaled such that the total combined weight is 100%.

ISE Exclusively Homebuilders Index

Index Maintenance

Divisor changes

Certain changes to the Index composition due to corporate actions or Index Constituent Security eligibility changes require Index divisor adjustments as follows:

Index Constituent Security Change	Adjustment
Index Constituent Security Replacement	The market value of the Index Constituent Security added is added and the market value of the Index Constituent Security removed is subtracted.

Share Issuance (when change is ≥ 5%)	Newly issued shares are added to existing shares outstanding.

Share Repurchase (when change is ≥ 5%)	Repurchased shares are subtracted from existing shares outstanding.

Spinoff*	The following quotient is subtracted from the price of the parent entity: (spinoff stock price / share exchange ratio).

Special Cash Dividend	The value of the special dividend is reinvested into the Index Component Security.

Rights Offering	The following quotient is subtracted from the price of the parent entity: (price of rights / rights ratio).

Stock splits and reverse splits do not require Index divisor adjustments.

Index divisor changes are usually made, in the case of dividends, on the ex-dividend date, in the case of mergers, on the announced effective date and for other corporate actions, on the date when such action becomes effective. For example, ISE uses the ex-dividend date rather than the payment date when making Divisor adjustments.

*Special note on Spinoffs: If an entity being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent entity’s closing price.

Additional procedures for changes to an Index Constituent Security’s outstanding shares

The number of common shares outstanding for each Index Constituent Security is reviewed every Friday. Changes to an Index Constituent Security worth less than 5% of its market value are updated on a quarterly basis, becoming effective after the close of the U.S. trading markets on the third Friday of March, June, September, or December, as applicable. The Index divisor is adjusted at that time to compensate for such changes. Whenever possible, changes are announced on ISE’s publicly available website at least five Trading Days prior to the effective date.

Changes to an Index Constituent Security worth 5% or more of its market value are adjusted after the close on the Wednesday of the following week. The Index divisor change also becomes effective after the close on that day. Whenever possible, changes are announced on ISE’s publicly available website at least one Trading Day prior to the effective date.

ISE Exclusively Homebuilders Index

Unscheduled changes to the outstanding shares of an Index Constituent Security due to corporate actions may be processed the same day they are announced, depending on the time the details are received by Solactive. In such cases, the Index divisor changes may become effective that same day, and immediately announced at www.ise.com.

Scheduled component changes

The Index undergoes a semi-annual review in June and December each year. Component changes are made after the close on the third Friday of June and December and become effective at the opening on the next Trading Day. Changes are announced at www.ise.com at least five Trading Days prior to their effective date. Each semi-annual review proceeds as follows:

1.	All eligible stocks are ranked by market capitalization using the requirements under “— Index Construction — Component eligibility and other requirements” above.

2.	All current Index Constituent Securities are ranked by market capitalization.

3.	Any Index Constituent Security that fails to meet the eligibility requirements is removed.

4.	The market capitalizations of Index Constituent Securities in the Homebuilders Index are adjusted according to the procedures described under “— Index Maintenance — Initial component selection”.

Unscheduled component changes

Component changes may occur between scheduled review and rebalancing events if a specific corporate event makes an existing Index Constituent Security ineligible. The following events may require an Index Constituent Security’s replacement, as described in the table below:

Event	Action
Merger or acquisition	If a merger or acquisition results in one Index Constituent absorbing another, the common stock of the resulting entity will remain an Index Constituent Security and the common stock of the absorbed entity will be replaced. If an Index Constituent is absorbed by a non-Index Constituent, the original Index Constituent Security will be removed and replaced.

Spin-off	If an Index Constituent splits or spins off a portion of its business to form one or more new entities, the common stock of the resulting entity with the highest market value will remain an Index Constituent Security as long as it meets the eligibility requirements. The remaining entity or entities will be evaluated for eligibility and possible addition to the Index.

Bankruptcy	An Index Constituent Security will be removed and replaced immediately after voluntarily or involuntarily entering bankruptcy proceedings.

Delisting	An Index Constituent Security will be removed and replaced immediately after being delisted from its primary stock market.

ISE Exclusively Homebuilders Index

ISE maintains a Component Replacement Pool (“CRP”) for the Index at all times for contingency purposes. The CRP contains (when possible) at least three companies that meet the Index’s eligibility requirements and are ranked by market value. A component is included in the CRP if it was ineligible for inclusion in the Index at the previous scheduled semi-annual review (as described above in “— Index Maintenance — Scheduled Component Changes”) but becomes eligible prior to the next scheduled semi-annual review. Components removed from the Index are replaced with those from the CRP in descending order by market value. Whenever possible, interim component changes are announced at www.ise.com five Trading Days prior to the date when a component change becomes effective.

Unscheduled component weight adjustments

Unscheduled component weight adjustments may occur between review periods for the Index if (i) the single highest weighted Index Constituent Security accounts for 30% or more of the total Index weight or (ii) the five highest weighted Index Constituent Securities account for 60% or more of the total Index weight.

In the event of case (i), the market capitalization of such Index Constituent Security will be adjusted such that its weight equals 20% of the Index. In the event of case (ii), the market capitalizations of each such Index Constituent Security will be adjusted such that their combined weight equals 50% of the Index.

Index calculation and dissemination

Total return calculation

The Index is calculated on a real-time basis. The Index is calculated using the last traded price for each Index Constituent Security in such Index Constituent Security’s primary exchange.

Index values are rounded to two decimal places and Index divisors are rounded to 14 decimal places.

Calculation frequency and dissemination

The Index is calculated and disseminated by Solactive AG on an end-of-day basis. Prices are delivered to ISE every 15 seconds and subsequently published to the Options Price Reporting Authority. Index values are posted at www.ise.com.

If trading in an Index Constituent Security is suspended prior to the market opening on a given Trading Day, such Index Constituent Security’s adjusted closing price from the previous Trading Day will be used in the Index calculation until trading commences. If trading in an Index Constituent Security is suspended while the relevant market is open, the last traded price for that Index Constituent Security will be used for all subsequent Index calculations until trading resumes.

Input data

Solactive uses various quality assurance tools to audit, monitor, and maintain the accuracy of its input data. While every reasonable effort is taken to ensure high standards of data integrity, there is no guarantee against errors. Please refer to “— Data Correction” below for more detail.

The Index closing price is calculated using the closing prices issued by the primary exchange for each Index Constituent Security. If the primary exchange changes the closing price of an Index Constituent Security, the new price will be used to calculate the Index closing price. A final check of each closing price is done between one hour and one and one half hours after the close of each applicable primary exchange market. This timeframe may be expanded at Solactive’s discretion on days where trading volume is unusually large at the close.

ISE Exclusively Homebuilders Index

For example, futures and options expiration dates, and large Index rebalancing dates often result in unusually large volume. Only changes received prior to each Trading Day’s final check are used in the closing price calculation.

Data Correction

Incorrect Index Constituent Security data, corporate action data, or Index divisors will be corrected upon detection. If such errors are discovered within five days of occurrence, they will be corrected during the day on which they are discovered. If discovered after five days, adjustments will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction. Announcements will be made on www.ise.com prior to the change becoming effective. Incorrect intraday Index tick data will not be corrected. However, incorrect opening and closing values will be corrected as soon as possible after detection.

Publication of Index Value

The level of the Index is calculated in accordance with the method described in “— Index calculation and dissemination” above. The value of the Index in real time and at the close of trading on each Trading Day will be published by Bloomberg L.P. or a successor under the following ticker symbol: “RUFTR” .

Index Governance

Decisions regarding the treatment of corporate actions, review of scheduled and unscheduled component weight adjustments and management of the Component Replacement Pool are managed by the ISE ETF Ventures Group.

Historical and Estimated Historical Performance

The level of the Index is deemed to have been 9.07 on December 31, 2000. Solactive began independently calculating the Index on June 7, 2005 (the “Index commencement date”). Therefore, the historical information for the period from December 31, 2004 until June 7, 2005 is hypothetical and is provided as an illustration of how the Index would have performed during the period had Solactive begun calculating the Index on the Index commencement date using the methodology described above since that date. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after June 7, 2005 is based on the actual performance of the Index.

Any historical and estimated historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical or estimated historical Index total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the estimated historical and historical performance of each of the Index and the price return version of the Index from December 31, 2004 through March 6, 2015.

ISE Exclusively Homebuilders Index

Estimated Historical and Historical Results for the period December 31, 2004 through March 6, 2015

	Index		Price Return Index
Year	Ending Level	Annual Return	Ending Level	Annual Return
2004	34.85	N/A	34.00	N/A
2005	40.43	16.01%	39.41	15.91%
2006	32.28	-20.16%	31.19	-20.86%
2007	13.08	-59.48%	12.48	-59.99%
2008	7.81	-40.29%	7.37	-40.95%
2009	10.23	30.99%	9.59	30.12%
2010	10.58	3.42%	9.87	2.92%
2011	8.05	-23.91%	7.45	-24.52%
2012	16.00	98.76%	14.69	97.18%
2013	17.53	9.56%	16.04	9.19%
2014	16.79	-4.22%	15.30	-4.61%
2015 (through 3/6/15)	17.15	2.14%	15.61	2.03%

ESTIMATED HISTORICAL OR PAST HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the estimated historical and historical performance of the Index from December 31, 2004 through March 6, 2015 in comparison with the S&P Homebuilders Select Industry Index Total Return and the S&P 500 Total Return Index.

	Index*	S&P Homebuilders Select Industry Index Total Return	S&P 500 Total Return Index
Total Return	-50.79%	-6.48%	111.56%
Annualized Return	-6.73%	-0.66%	7.64%

*The data for the Index for the period prior to its inception on June 7, 2005 is estimated and is derived by using the Index’s calculation methodologies with historical prices.

Historical information presented is as of March 6, 2015, and is furnished as a matter of information only. Estimated historical and historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from estimated historical and historical performance, either positively or negatively.

ISE Exclusively Homebuilders Index

The graph below is based on the levels of the Index, the S&P Homebuilders Select Industry Index Total Return and the S&P 500 Total Return Index.

*	The data for the Index for the period prior to its inception on June 7, 2005 is estimated and is derived by using the Index’s calculation methodology with historical prices.

License Agreement

We have entered into an agreement with ISE that provides us and our affiliates with a non-transferable, limited license for a fee, with the right to use the Index in connection with issuing, offering, or listing exchange-traded notes or exchange-traded funds in the United States.

Modifications to the Index

The Index Sponsor may revise Index policy for timing of rebalancings or other matters as described above under “— Index Governance.” The effect of any such changes is described above under “— Index Maintenance.” The Index Sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Disclaimer

“ISE Exclusively Homebuilders™”, “ISE™®” and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS based on the ISE Exclusively Homebuilders™ Index are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such products. The Securities are not sponsored, endorsed, sold or promoted by ISE. ISE makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of trading in the Securities. ISE’s only relationship to UBS Securities LLC is the licensing of certain trademarks and trade names of ISE and of the Index, which is determined, composed and calculated by ISE without regard to UBS Securities LLC or the Securities. ISE has no obligation to take the needs of UBS Securities LLC or the owners of the Securities into consideration in determining, composing or calculating the Index. ISE is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be listed or

ISE Exclusively Homebuilders Index

in the determination or calculation of the equation by which the Securities are to be converted into cash. ISE has no obligation or liability in connection with the administration, marketing or trading of the Securities.

ISE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND ISE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. ISE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS SECURITIES LLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. ISE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ISE HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN ISE AND UBS SECURITIES LLC.

Valuation of the Index and the Securities

Intraday Index Values

On each Index Business Day, Solactive, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the price return version of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “RUFTR”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the price return version of the Index.

ISE and Solactive are not affiliated with UBS and do not approve, endorse, review or recommend the Index or the Securities. The information used in the calculation of the intraday indicative values of the price return version of the Index will be derived from sources Solactive deems reliable, but ISE, Solactive and their respective affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities or the calculation of the Index. ISE and Solactive make no warranty, express or implied, as to results to be obtained by UBS, UBS’s customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein. ISE and Solactive make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein. ISE and Solactive, and their respective employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of ISE or Solactive, their respective employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. ISE and Solactive shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause. ISE and Solactive are not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of the Index or information used by UBS and the resultant output thereof.

The intraday indicative calculation of the level of the price return version of the Index will be provided for reference purposes only. Published calculations of the level of the Index from Solactive may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the price return version of the Index published every 15 seconds will be based on the intraday levels of the Index Constituent Securities.

Intraday Security Values

An intraday “indicative value” for the Securities meant to approximate the expected trading value of the Securities in a liquid market will be calculated by the NYSE and published to Bloomberg (based in part on information provided by the NYSE) or a successor via the facilities on the Consolidated Tape Association under the symbol “HOMX”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to the Current Principal Amount, calculated using the intraday indicative value of the Index as of such time in place of the Index Closing Level as of such date. The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

Valuation of the Index and the Securities

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purpose or sale of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, and may not be equal to the payment at maturity, call or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Cash Settlement Amount at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. Instead, on the Maturity Date, you will receive a cash payment per Security equal to the Current Principal Amount as of the Final Valuation Date.

Current Principal Amount: On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) — Fee Amount

Daily Index Factor: The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

For purposes of calculating the Current Principal Amount at maturity, call or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be. If the amount calculated above is less than zero, the payment at maturity will be zero.

Fee Amount: The Securities are subject to a “Fee Amount” per Security equal to 0.40% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.40% divided by 365 times (ii) the Current Principal Amount on the previous calendar day.

The stated “Principal Amount” means $25 per Security.

Specific Terms of the Securities

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Exchange Business Day” means any day on which the Primary Exchange or market for trading of the Securities is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Constituent Security, the respective primary exchange where the Index Constituent Security has its primary listing.

“Related Exchange” means, with respect to each Index Constituent Security, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index Constituent Security.

A “Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchanges on which the Index Constituent Securities are traded, in each case as determined by the Calculation Agent in its sole discretion.

The “Maturity Date” will be March 13, 2045, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before March 13, 2045 does not qualify as the Final Valuation Date as determined in accordance with “— Valuation Dates” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date. The Security Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event or force majeure event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Valuation Dates

The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, and (iii) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on March 8, 2045.

If the Security Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Security Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than three Trading Days.

If the Security Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on March 8, 2045, then the Final Valuation Date will be the first following Trading Day on which the Security Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the Final Valuation Date be postponed by more than three Trading Days.

Early Redemption at the Option of the Holders

Subject to a minimum redemption amount of at least 50,000 Securities, your compliance with the procedures described below and the potential postponements and adjustments as described under

Specific Terms of the Securities

“— Market Disruption Event,” you may elect to require UBS to redeem your Securities, in whole or in part, on any Redemption Date prior to the Maturity Date. The first Redemption Date will be March 19, 2015 and the final Redemption Date will be March 6, 2045. You must comply with the redemption procedures described below in order to redeem your Securities. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the Securities at the time the reduction becomes effective.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than zero, the payment upon early redemption will be zero.

As of any Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to the product of (i) 0.125% and (ii) the Current Principal Amount as of such Valuation Date.

The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not an Index Business Day, the next following Business Day. The final Redemption Date will be March 6, 2045.

You may lose some or all of your investment upon early redemption if the level of the declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day immediately preceding the applicable Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Specific Terms of the Securities

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Index Business Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities on the applicable Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

UBS’s Call Right

On any Trading Day on or after March 14, 2016 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose some or all of your investment upon UBS’s exercise of its Call Right if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Daily Index Factor, the Fee Amount, the Redemption Fee Amount and the Current Principal Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day, Index Business Day or Trading Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date or Call Settlement Date, as applicable.

All dollar amounts related to determination of the Current Principal Amount, the Fee Amount, the Redemption Amount and Redemption Fee Amount per Security, and the Call Settlement Amount, if any, per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Specific Terms of the Securities

Market Disruption Event

If the Index is not published on an Index Business Day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index and/or the ability to hedge the Index, the Security Calculation Agent may (but is not required to) make determinations and/or adjustments to the Index or method of calculating the Index. The determination of the value of a Security on a Valuation Date, including the Final Valuation Date, may be postponed if the Security Calculation Agent determines that a market disruption event or force majeure event has occurred or is continuing on such Valuation Date. In that event, the applicable Valuation Date will be the next following Trading Day on which a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will a Valuation Date be postponed by more than three Trading Days. If a Valuation Date is postponed until the third Trading Day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Security Calculation Agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

The occurrence or existence of any of the following, as determined by the Security Calculation Agent in its sole discretion, will constitute a market disruption event with respect to the Index:

➢

suspension, absence or material limitation of trading in a material number of Index Constituent Securities for more than two hours or during the one-half hour before the close of trading in the applicable market or markets;

➢

suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

➢	the Index is not published; or

➢

in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

A “force majeure event” includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Security Calculation Agent determines to be beyond its reasonable control and materially affects the Index or trading in option or futures contracts relating to the Index or to a material number of Index Constituent Securities.

The following events will not be market disruption events with respect to the Index:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Securities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Securities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Specific Terms of the Securities

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series A, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series A, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series A, holders of specified percentages in principal amount of all Medium-Term Notes, Series A, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series A, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series A, accelerating the maturity of the Medium- Term Notes, Series A after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Specific Terms of the Securities

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance or Modification of the Index or Termination of Our License Agreement with the Index Sponsor

If the Index Sponsor discontinues publication of the Index, or if our license agreement with the Index Sponsor terminates, and any other person or entity publishes an index that the Security Calculation Agent determines is comparable to the Index and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable at maturity, call or upon early redemption by reference to such successor index.

If our license agreement with the Index Sponsor terminates, or the Security Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, or that a market disruption event or force majeure event has occurred and is continuing on the date on which the value of the Index is required to be determined, the Security Calculation Agent will determine the amount payable by a computation methodology that the Security Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Security Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the Security Calculation Agent will be permitted (but

Specific Terms of the Securities

not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable at maturity, call or upon early redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate offering price specified on the cover of this prospectus supplement. However, we may issue additional Securities in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate Principal Amount of the outstanding Securities of the class, plus the aggregate Principal Amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Specific Terms of the Securities

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the Index or listed or over-the- counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢	acquire or dispose of long or short positions in equity securities underlying the Index or other securities of issuers included in the Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange- traded funds or other instruments linked to the Index or any equity securities underlying the Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

➢	any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the Final Valuation Date. That step may involve sales or purchases of equity securities underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the equity securities underlying the Index, or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-13 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Except as otherwise described below under “Unrelated Business Taxable Income,” the discussion below does not apply to tax-exempt organizations. If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid derivative contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your

Material U.S. Federal Income Tax Consequences

adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Fee Amount and the Redemption Fee, if any, as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

If the Index Constituent Securities are rebalanced, it is also possible that the Securities could be treated as a series of derivative contracts each of which matures on each rebalancing date. If your Securities were properly characterized in such a manner, you would be treated as disposing of your Securities on each rebalancing date in return for new derivative contracts that mature on the next rebalancing date, and you would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between your basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

In addition, the IRS could assert that you should be treated as if you owned the Index Constituent Securities and directly incurred the Fee Amount and the Redemption Fee, if any, in which case (i) you could recognize gain or loss (subject to the application of the “wash sale” rules of Section 1091 of the Code) with respect to an Index Constituent Security when the amount of any Index Constituent Security referenced by the Index is reduced, (ii) you could be treated as receiving any dividends paid on the Index Constituent Securities during the time you hold your Securities and could be required to take such dividends into account as ordinary income (subject to the possible application of the rules regarding “qualified dividend income”), and (iii) you could be required to treat amounts attributable to the Fee Amount and the Redemption Fee, if any, in the manner described in the second preceding paragraph.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) you should be required to take into account dividends paid on the Index Constituent Securities during the time you hold your Securities as ordinary income (subject to the possible application of the rules regarding “qualified dividend income”), either when such dividends are paid or upon the sale, exchange, redemption or maturity of your Securities, even if you are not treated as if you owned the Index Constituent Securities (as described in the immediately preceding paragraph), (ii) some or all of the gain or loss that you recognize upon the sale, exchange, redemption or maturity of your Securities should

Material U.S. Federal Income Tax Consequences

be treated as ordinary gain or loss, (iii) you should be required to recognize taxable gain upon the resetting of the Current Principal Amount, or (iv) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax adviser as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Medicare Tax. If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you will be subject to a 3.8% tax on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income will generally include your net gains from the disposition of Securities, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Unrelated Business Taxable Income. A United States holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation, will nevertheless be subject to tax to the extent income or gain from the Securities constitutes unrelated business taxable income (“UBTI”). Although the matter is not free from doubt, gain realized upon the sale, exchange, redemption or maturity of the Securities should not constitute UBTI to a United States holder that is a tax-exempt organization unless such holder has incurred “debt-financing” in respect of its acquisition or ownership of the Securities. As noted above, it is possible that the Securities could be treated as other than a forward contract in respect of the Index. Under one such alternative characterization, you could be treated as directly owning the Index Constituent Securities. If your Securities are so treated, a portion of any gain that you recognize with respect to the Securities would likely constitute UBTI.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding

Material U.S. Federal Income Tax Consequences

rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. The following section addresses the tax treatment of a non-United States holder of Securities. You are a “non-United States holder” if you are a beneficial owner of a Security and you are, for United States federal income tax purposes: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If your Securities are treated as a pre-paid derivative contract with respect to the Index, and subject to the discussion of backup withholding, Section 871(m) and FATCA below, amounts you receive upon the sale, exchange, redemption or maturity of your Securities should not currently be subject to withholding tax.

As noted above, because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. Under one such alternative characterization, you could be treated as if you owned the Index Constituent Securities. If your Securities were to be so treated, you could be treated as receiving any dividends paid on the Index Constituent Securities during the time you hold your Securities and could be subject to tax at a rate of 30% (or lower treaty rate) with respect to such dividends (even if the Securities are not deemed to be wholly or partially reissued for tax purposes each time the Index rebalances, as further discussed below) unless such dividends were effectively connected with your trade or business in the United States (or, if certain tax treaties apply, were to be attributable to your permanent establishment in the United States). In such latter case, you could be subject to net income tax with respect to such dividends at the marginal tax rates applicable to United States holders.

If you own or are treated as owning more than 5% of the Securities (or if have owned or have been treated as owning more than 5% of the Securities during the five-year period ending on the date of your disposition) or if the Securities are not considered regularly traded on an established securities market, then you may be subject to a “FIRPTA tax” under Section 897 of the Code if any of the Index Constituent Securities are treated as a “United States real property interest” (“USRPI”) within the meaning of Section 897 of the Code. If the Securities are so treated, all or a portion of any gain that you recognize upon the sale, exchange or maturity of your Securities would be deemed to be “effectively connected income,” with the consequences described above, and amounts that you receive upon the sale or maturity of your Securities could be subject to a withholding tax. A number of the Index Constituents have disclosed in their public filings that they believe that they are treated as “United States real property holding companies” (“USRPHCs”); stock in a USRPHC is treated as a USRPI. We did not independently investigate as to whether such statements are current as of the date hereof, and we will not attempt to ascertain whether any Index Constituent Security may treated as a USRPI in the future. You should refer to information filed with the SEC with respect to each Index Constituent and consult your tax advisor regarding the possible consequences to you, if any, if any Index Constituent Security is or becomes a USRPI. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regards to the portion of the Securities that is attributable to a USRPI.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by a non-United States holder.

Material U.S. Federal Income Tax Consequences

According to a notice issued by the IRS on March 4, 2014, the IRS intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized (the “grandfather date”). Accordingly, subject to the discussion in the paragraph below, we anticipate that non-United States holder of the Securities generally will not be subject to tax under Section 871(m) of the Code.

It is possible that your Securities could be deemed to be wholly or partially reissued for tax purposes each time the Index rebalances. As discussed above, “dividend equivalent” payments made on “specified ELIs” that are issued after the “grandfather date” referenced above may be subject to U.S. federal withholding tax under Section 871(m) of the Code. In addition, the Securities may be treated as “specified ELIs” for this purpose. It is therefore possible that a holder that acquires Securities before the “grandfather date” (such as an initial purchaser of the Securities) could nevertheless be subject to the Section 871(m) withholding tax in the future if the Index is rebalanced after the “grandfather date” and the Securities are deemed to be wholly or partially reissued for U.S. federal income tax purposes upon such rebalancing. Similarly, the Foreign Account Tax Compliance Act (“FATCA”) could impose a 30% withholding tax on certain payments made to holders and non-U.S. financial institutions receiving payments on behalf of holders that, in each case, fail to comply with information reporting, certification and related requirements. While the Securities should initially be “grandfathered” from FATCA withholding, new Securities that a holder is deemed to receive after a deemed reissuance may not have “grandfathered” status and could therefore be subject to FATCA withholding. We will not pay any additional amounts if we determine to impose Section 871(m) withholding or FATCA withholding with respect to your Securities.

You may be subject to otherwise applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Prospective non-United States holders are urged to consult their tax advisors with respect to the tax consequences to them of an investment in the Securities, including any possible alternative characterizations and treatments.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the

Benefit Plan Investor Considerations

PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may register additional Securities and sell them at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of the Annual Tracking Fee. Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell the full aggregate Principal Amount of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market- making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-47, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC or UBS Financial Services Inc. and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 90274P310 [BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ], 20[    ]1

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Index Business Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Valuation Date.

[1]	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series A, Exchange Traded Access Securities due March 13, 2045, CUSIP No. 90274P310, redeemable for a cash amount based on the performance of the total return version of the ISE Exclusively Homebuilders Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-7
Risk Factors	S-13
ISE Exclusively Homebuilders Index	S-25
Valuation of the Index and the Securities	S-36
Specific Terms of the Securities	S-38
Use of Proceeds and Hedging	S-47
Material U.S. Federal Income Tax Consequences	S-48
Benefit Plan Investor Considerations	S-54
Supplemental Plan of Distribution	S-56
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	7
Swiss Regulatory Powers	10
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	32
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	55
U.S. Tax Considerations	58
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

UBS AG Exchange Traded

Access Securities

(E-TRACS) ISE Exclusively

Homebuilders ETN due

March 13, 2045

UBS AG $100,000,000 E-TRACS

Prospectus Supplement dated March 10, 2015

(To Prospectus dated November 14, 2014)

UBS Investment Bank